Exhibit 99.1
Press Release

FIRST MARINER EARNS RECORD 1ST QUARTER PROFITS
Net income increases 21%; Loans grow 11%

Baltimore, MD (April 18, 2006) -- First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Finance Maryland, LLC, today announced its net income for the 1st quarter of 2006 increased 21%, totaling $1.660 million ($.25 per diluted share) compared to net income for the quarter ended March 31, 2005 of $1.375 million ($.22 per diluted share). The reported profit for the first quarter of 2006 was the highest 1st quarter profit in First Mariner’s history. The Company also reported its total assets increased 6% to $1.355 billion compared to March 31, 2005, and loans increased 11% to $851.9 million from last years’ first quarter.

Edwin F. Hale, Sr., First Mariner’s Chairman and Chief Executive Officer said, “Operating performance for the first quarter of 2006 was solid with earnings growth of 21%. This quarter’s profit increases were driven by strong results in our mortgage banking and consumer finance units, which helped drive a 33% increase in noninterest income. Commercial loan demand and deposit growth moderated somewhat in the first quarter, while our asset quality measures remained favorable. Overall we are pleased that results exceeded our expectations for the first quarter.”

Comparing March 31, 2006 balances to March 31, 2005, total assets were $1.355 billion, an increase of $77 million (+6%). Loans outstanding increased $84 million (+11%), fueled by growth in commercial loans of $68 million (+15%), and consumer finance loans totaling $16 million (+44%). Residential mortgage and construction loans decreased by $7 million (-4%), while bank consumer loans increased by $8 million (+8%). Residential Mortgage loan originations totaled $338 million for the first three months of 2006, compared to $255 million for the same period of 2005 (+32%), reflecting increased production from the Company’s wholesale and reverse mortgage units. Total deposits increased by $35 million (+4%) as noninterest bearing checking accounts increased by $13 million (+8%), and Money Market accounts grew by $24 million (+13%).

Financial Highlights for the first quarter of 2006 include:

-        Total revenue increased by $2.470 million (+16%) over the first quarter of 2005, due to significant increases in noninterest income of $1.472 million (+33%), while net interest income grew by $998 thousand (+9%).

-        Net interest growth of $998 thousand (+9%) was due to an increase in average earning assets of $77.882 million (+7%), and an increase in the net interest margin to 3.97% from 3.90% for the first quarter of 2006.

-        The provision for loan losses totaled $422 thousand compared to $414 thousand in the same quarter last year. The allowance for loan losses increased to $11.869 million from $9.714 million at March 31, 2005, and totaled 1.39% of loans outstanding compared to 1.26% last year. Non-performing assets decreased to $3.718 million (0.27% of total assets) compared to $4.158 million (0.33% of total assets) last year. Accruing Loans 90 days or more past due decreased to $1.649 million (0.19% of total loans) from $2.801 million (0.36% of total loans) last year.

-        Noninterest income increased by $1.472 million, or 33%, as gains on sales of mortgage loans and other mortgage banking revenue grew by $950 thousand (+85%). Residential mortgage loan volume produced and sold increased; pricing spreads also increased. Deposit service charges and ATM fees grew by $74 thousand, or 3%, due to growth in account volumes and electronic banking transactions. Commissions from sales of credit and other insurance products increased $159 thousand (+40%), primarily due to increased sales of Finance Maryland. Rental income from tenants in the headquarters building (purchased in March of 2005) increased by $183 thousand.

-        Noninterest expenses increased by $2.030 million, or 15%. Salaries and benefit expenses increased by $1.287 million (+18%) due to higher staff levels to support growth, staff additions for expansion of Finance Maryland, expanded mortgage banking operations, and performance based incentives tied to increased profits. Other expense increases included software subscriptions and equipment maintenance (+$192 thousand), marketing, promotion and community affairs (+$145 thousand), business development and loan origination costs (+$195 thousand) and postage and courier (+$93 thousand).

-        Stockholders’ Equity increased by $9.775 million (+15%). Growth in stockholders’ equity reflects the retention of earnings for the twelve months ($8.1 million), purchases of common stock through the exercise of options, warrants, and participation in stock purchase plans (net of shares repurchased under the stock repurchase plan) totaling $3.6 million. These increases were offset by decreases in the market value of securities classified as available for sale of $2.0 million as increases in interest rates have decreased market values. Capital Ratios were as follows: Leverage Ratio = 7.5%; Tier 1 risk-based ratio = 9.7%; Total Capital Ratio = 15.1%. All capital ratios exceed levels to qualify for “Well Capitalized” status under current regulatory definitions.

First Mariner Bancorp is a bank holding company with total assets of $1.355 billion. Its wholly owned banking subsidiary, First Mariner Bank, (total assets $1.269 billion) operates 25 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, and the city of Baltimore. First Mariner Mortgage, a division of First Mariner Bank, operates 11 retail offices in Central Maryland, the Eastern Shore of Maryland, and Northern Virginia. First Mariner Mortgage also operates wholesale lending operations in Northern Virginia, and direct marketing mortgage operations in Baltimore City. Finance Maryland, LLC, (total assets $52 million) is a consumer finance subsidiary that currently operates 15 branches in Baltimore, Cecil, Frederick, Harford, Wicomico, and Washington counties in Maryland, four branches in Delaware, as well as a central approval center in Baltimore City. First Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”. First Mariner’s web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, and other unknown outcomes. The Company’s actual results could differ materially from management’s expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slow down (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel - SVP/CFO 410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the period ended March 31,
	2006	2005	$ Change	% Change
Summary of Earnings:
Net interest income	$12,242	$11,244	998	9%
Provision for loan losses	422	414	8	2%
Noninterest income	5,998	4,526	1,472	33%
Noninterest expense	15,518	13,488	2,030	15%
Income before income taxes	2,300	1,868	432	23%
Income tax expense	640	493	147	30%
Net income	1,660	1,375	285	21%

Profitability and Productivity:
Return on average assets	0.51%	0.45%	-	12%
Return on average equity	9.27%	8.72%	-	6%
Net interest margin	3.97%	3.90%	-	2%
Net overhead ratio	2.90%	2.95%	-	-2%
Efficiency ratio	85.08%	85.53%	-	-1%
Mortgage loan production	337,615	255,272	82,343	32%
Average deposits per branch	35,512	35,540	(28)	0%

Per Share Data:
Basic earnings per share	$0.26	$0.24	0.02	10%
Diluted earnings per share	$0.25	$0.22	0.03	16%
Book value per share	$11.64	$10.84	0.80	7%
Number of shares outstanding	6,273,934	5,832,760	441,174	8%
Average basic number of shares	6,264,833	5,828,580	436,253	7%
Average diluted number of shares	6,596,661	6,390,767	205,894	3%

Summary of Financial Condition:
At Period End:
Assets	$1,354,920	$1,278,404	76,516	6%
Investment Securities	268,985	306,683	(37,698)	-12%
Loans	851,936	768,258	83,678	11%
Deposits	887,791	852,956	34,835	4%
Borrowings and repurchase agreements	313,033	297,779	15,254	5%
Stockholders' equity	73,024	63,249	9,775	15%

Average for the period:
Assets	1,329,947	1,230,448	99,499	8%
Investment Securities	273,933	314,245	(40,312)	-13%
Loans	847,794	749,003	98,791	13%
Deposits	869,299	821,927	47,372	6%
Borrowings	381,816	339,148	42,668	13%
Stockholders' equity	72,636	63,939	8,697	14%

Capital Ratios:
Leverage	7.5%	7.2%	-	4%
Tier 1 Capital to risk weighted assets	9.7%	9.1%	-	7%
Total Capital to risk weighted assets	15.1%	13.7%	-	10%

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the period ended March 31,
	2006	2005	$ Change	% Change
Asset Quality Statistics and Ratios:
Net Chargeoffs	297	280	17	6%
Non-performing assets	3,718	4,158	(440)	-11%
90 Days or more delinquent loans	1,649	2,801	(1,152)	-41%
Annualized net chargeoffs to average loans	0.14%	0.15%	-	-6%
Non-performing assets to total assets	0.27%	0.33%	-	-16%
90 Days or more delinquent loans to total loans	0.19%	0.36%	-	-47%
Allowance for loan losses to total loans	1.39%	1.26%	-	10%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the period ended March 31,
	2006	2005	$ Change	% Change
Assets:
Cash and due from banks	$30,554	$29,502	1,052	4%
Interest-bearing deposits	7,162	7,253	(91)	-1%
Available-for-sale investment securities, at fair value	268,985	306,683	(37,698)	-12%
Loans held for sale	100,532	75,923	24,609	32%
Loans receivable	851,936	768,258	83,678	11%
Allowance for loan losses	(11,869)	(9,714)	(2,155)	22%
Loans, net	840,067	758,544	81,523	11%
Other real estate owned	65	931	(866)	-93%
Restricted stock investments, at cost	12,366	11,960	406	3%
Property and equipment, net	41,062	37,535	3,527	9%
Accrued interest receivable	7,849	6,660	1,189	18%
Deferred income taxes	6,679	4,497	2,182	49%
Bank Owned Life Insurance	27,627	26,595	1,032	4%
Prepaid expenses and other assets	11,972	12,321	(349)	-3%
Total Assets	$1,354,920	$1,278,404	76,516	6%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$887,791	$852,956	34,835	4%
Borrowings	313,033	282,779	30,254	11%
Repurchase agreements	-	15,000	(15,000)	-100%
Junior subordinated deferrable interest debentures	73,724	58,249	15,475	27%
Accrued expenses and other liabilities	7,348	6,171	1,177	19%
Total Liabilities	1,281,896	1,215,155	66,741	5%

Stockholders' Equity
Common Stock	314	292	22	8%
Additional paid-in capital	55,366	51,769	3,597	7%
Retained earnings	21,845	13,738	8,107	59%
Accumulated other comprehensive income	(4,501)	(2,550)	(1,951)	77%
Total Stockholders' Equity	73,024	63,249	9,775	15%
Total Liabilities and Stockholders' Equity	$1,354,920	$1,278,404	76,516	6%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the period ended March 31,
	2006	2005	$ Change	% Change
Interest Income:
Investment securities and other earning assets	$3,287	$3,487	(200)	-6%
Loans	19,028	14,672	4,356	30%
Total Interest Income	22,315	18,159	4,156	23%

Interest Expense:
Deposits	5,047	3,508	1,539	44%
Borrowed funds and other	5,026	3,407	1,619	48%
Total Interest Expense	10,073	6,915	3,158	46%

Net Interest Income	12,242	11,244	998	9%

Provision for Loan Losses	422	414	8	2%

Net Interest Income After Provision for Loan Losses	11,820	10,830	990	9%

Noninterest Income:
Service fees on deposits	1,679	1,671	8	0%
ATM Fees	785	719	66	9%
Gains on sales of mortgage loans	1,443	760	683	90%
Other mortgage banking revenue	625	358	267	75%
Gains on sales of investment securities, net	-	-	-	0%
Commissions on sales of nondeposit investment products	94	125	(31)	-25%
Commissions on sales of other insurance products	561	402	159	40%
Income from bank owned life insurance	252	257	(5)	-2%
Other	559	234	325	139%
Total Noninterest Income	5,998	4,526	1,472	33%

Noninterest Expense:
Salaries and employee benefits	8,432	7,145	1,287	18%
Net occupancy	1,703	1,645	58	4%
Furniture, fixtures and equipment	800	756	44	6%
Advertising	466	450	16	4%
Data Processing	449	521	(72)	-14%
Professional services	202	333	(131)	-39%
Other	3,466	2,638	828	31%
Total Noninterest Expense	15,518	13,488	2,030	15%

Income Before Income Taxes	2,300	1,868	432	23%

Income Tax Expense	640	493	147	30%

Net Income	$1,660	$1,375	285	21%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the period ended March 31,
	2006		2005
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$66,585	6.12%	$71,762	5.75%
Comm/Res Construction	112,838	8.68%	70,060	7.29%
Commercial Mortgages	348,327	7.09%	302,916	6.73%
Residential Constr - Cons	122,576	7.43%	129,717	7.27%
Residential Mortgages	41,607	5.52%	41,014	6.00%
Consumer	155,861	13.09%	133,534	10.71%
Total Loans	847,794	8.30%	749,003	7.45%

Loans held for sale	81,454	7.32%	60,318	5.05%
Available for sale securities, at fair value	273,933	4.41%	314,245	4.23%
Interest bearing deposits	9,236	4.21%	11,995	2.24%
Restricted stock investments, at cost	12,479	5.39%	11,453	3.41%

Total earning assets	1,224,896	7.30%	1,147,014	6.35%

Allowance for loan losses	(11,778)		(9,642)
Cash and other non earning assets	116,829		93,076

Total Assets	$1,329,947		$1,230,448

Liabilities and Stockholders' Equity
Interest-bearing deposits
NOW deposits	12,147	0.21%	12,196	0.17%
Savings deposits	70,141	0.30%	70,090	0.31%
Money market deposits	216,246	2.57%	203,657	1.13%
Time deposits	393,470	3.73%	376,304	3.11%
Total interest-bearing deposits	692,004	2.96%	662,247	2.15%

Borrowings	381,816	5.34%	339,148	4.07%

Total interest-bearing liabilities	1,073,820	3.80%	1,001,395	2.80%

Noninterest-bearing demand deposits	177,295		159,680
Other liabilities	6,196		5,434
Stockholders Equity	72,636		63,939

Total Liabilities and Stockholders' Equity	$1,329,947		$1,230,448

Net Interest Spread		3.50%		3.55%

Net Interest Margin		3.97%		3.90%